UNDERLYING MANAGER AGREEMENT

This Underlying Manager Agreement (“Agreement”) is made as of the________ day of _________, 2008 by and between Wilshire Associates Incorporated, a California corporation (“Adviser”), MAXAM Capital Management LLC, a Delaware limited liability company (“Sub-Adviser”) and Charter Financial Group, Inc., a registered investment adviser (“Underlying Manager”).

Whereas Adviser is the investment adviser of the Wilshire Mutual Funds, Inc. (the “Fund”), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), currently consisting of seven separate series or portfolios, including the Wilshire/MAXAM Diversity Fund (the “Portfolio”);

Whereas Adviser has retained Sub-Adviser as investment sub-adviser to the Portfolio;

Whereas Sub-Adviser desires to retain Underlying Manager to furnish investment advisory services for the Portfolio, and Underlying Manager wishes to provide such services, upon the terms and conditions set forth herein;

Now Therefore, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.    Appointment.  Sub-Adviser hereby appoints Underlying Manager to provide certain sub-investment advisory services to the Portfolio for the period and on the terms set forth in this Agreement.  Underlying Manager hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.

2.    Underlying Manager Services.  Subject always to the supervision of the Fund’s Board of Directors, Adviser and Sub-Adviser, Underlying Manager will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of the Portfolio as Adviser shall from time to time designate (the “Portfolio Segment”) and place all orders for the purchase and sale of securities on behalf of the Portfolio Segment.  In the performance of its duties, Underlying Manager will satisfy its fiduciary duties to the Fund and the Portfolio and will monitor the Portfolio’s investments, and will comply with the provisions of the Fund’s Articles of Incorporation and By-laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Fund as set forth in the prospectus and Statement of Additional Information for the Fund, as amended from time to time, as well as any other objectives, policies or limitations as may be provided by Sub-Adviser to Underlying Manager in writing from time to time.

Underlying Manager will provide reports at least quarterly to the Board of Directors, Adviser and Sub-Adviser.  Underlying Manager will make its officers and employees available to Adviser, Sub-Adviser and the Board of Directors from time to time at reasonable times to review investment policies of the Portfolio with respect to the Portfolio Segment and to consult with Sub-Adviser regarding the investment affairs of the Portfolio Segment.

Underlying Manager agrees that it:

(a)    will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)    will conform with all applicable provisions of the 1940 Act and rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities, including all portfolio diversification requirements necessary for the Portfolio Segment to comply with subchapter M of the Internal Revenue Code as if each were a regulated investment company thereunder;

(c)    to the extent authorized by Adviser in writing, and to the extent permitted by law, will execute purchases and sales of portfolio securities and other investments for the Portfolio Segment through brokers or dealers designated by management of the Fund to Adviser for the purpose of providing direct benefits to the Fund, provided that Underlying Manager determines that such brokers or dealers will provide best execution in view of all appropriate factors, and is hereby authorized as the agent of the Fund to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash of the Portfolio Segment to such brokers or dealers for the account of the Portfolio.  Adviser and the Fund understand that the brokerage commissions or transaction costs in such transactions may be higher than those which the Underlying Manager could obtain from another broker or dealer, in order to obtain such benefits for the Fund;

(d)    is authorized to and will select all other brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio Segment and is hereby authorized as the agent of the Fund to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash of the Portfolio Segment for the account of each Portfolio. In making such selection, Underlying Manager is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of the Portfolio Segment’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided.  With respect to transactions under sub-paragraph (c) or this sub-paragraph (d), it is understood that Underlying Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of the Portfolio, or be in breach of any obligation owing to the Fund or in respect of the Portfolio under this Agreement, or otherwise, solely by reason of its having caused the Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of the Fund Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Underlying Manager determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Underlying Manager’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.  The Sub-Adviser may, from time to time, engage other underlying managers to advise portions of the Portfolio other than the Portfolio Segment.  Underlying Manager agrees that it will not consult with any other underlying manager engaged by the Sub-Adviser with respect to transactions in securities or other assets concerning the Portfolio, except to the extent permitted by certain exemptive rules under the 1940 Act that permit certain transactions with a Underlying Manager or its affiliates.

(e)    is authorized to consider for investment by the Portfolio Segment securities that may also be appropriate for other funds and/or clients served by Underlying Manager.  To assure fair treatment of the Portfolio Segment and all other clients of Underlying Manager in situations in which two or more clients’ accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among the Portfolio Segment and other clients in a manner deemed equitable by Underlying Manager.  Underlying Manager is authorized to aggregate purchase and sale orders for securities held (or to be held) in the Portfolio Segment with similar orders being made on the same day for other client accounts or portfolios managed by Underlying Manager.  When an order is so aggregated, the actual prices applicable to the aggregated transaction will be averaged and the Portfolio Segment and each other account or portfolio participating in the aggregated transaction will be treated as having purchased or sold its portion of the securities at such average price, and all transaction costs incurred in effecting the aggregated transaction will be shared on a pro-rata basis among the accounts or portfolios (including the Portfolio Segment) participating in the transaction.  Adviser and the Fund understand that Underlying Manager may not be able to aggregate transactions through brokers or dealers designated by Adviser with transactions through brokers or dealers selected by Underlying Manager, in which event the prices paid or received by the Portfolio Segment will not be so averaged and may be higher or lower than those paid or received by other accounts or portfolios of Underlying Manager;

(f)    will report regularly to Adviser, Sub-Adviser and to the Board of Directors and will make appropriate persons available for the purpose of reviewing with representatives of Adviser, Sub-Adviser and the Board of Directors on a regular basis at reasonable times the management of the Portfolio Segment, including without limitation, review of the general investment strategies of the Portfolio Segment, the performance of the Portfolio Segment in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser and Sub-Adviser;

(g)    will prepare such books and records with respect to the Portfolio Segment’s securities transactions as requested by Adviser and Sub-Adviser and will furnish Adviser and the Fund’s Board of Directors such periodic and special reports as the Board, Sub-Adviser or Adviser may reasonably request;

(h)    will vote all proxies with respect to securities in the Portfolio Segment; and

(i)    will act upon reasonable instructions from Adviser and Sub-Adviser which, in the reasonable determination of Underlying Manager, are not inconsistent with Underlying Manager’s fiduciary duties under this Agreement.

3.    Expenses.  During the term of this Agreement, Underlying Manager will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary management expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for the Portfolio Segment.  Underlying Manager agrees to bear any Portfolio expenses caused by future changes at Underlying Manager, such expenses including but not limited to preparing, printing, and mailing to Portfolio shareholders of information statements or stickers to or complete prospectuses or statements of additional information.

4.    Compensation.  For the services provided and the expenses assumed under this Agreement, Sub-Adviser will pay Underlying Manager, and Underlying Manager agrees to accept as full compensation therefor, a sub-advisory fee computed and paid as set forth in Exhibit 1 - Fee Schedule.

5.    Other Services.  Underlying Manager will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, Sub-Adviser, the Fund or the Portfolio or otherwise be deemed an agent of Adviser, Sub-Adviser, the Fund or the Portfolio.  Adviser understands and has advised the Fund’s Board of Directors that Underlying Manager may act as an investment adviser or sub-investment adviser to other investment companies and other advisory clients.  Underlying Manager understands that during the term of this Agreement Sub-Adviser may retain one or more other underlying managers with respect to any portion of the assets of the Portfolio other than the Portfolio Segment.

6.    Affiliated Broker.  Underlying Manager or an affiliated person of Underlying Manager may act as broker for the Portfolio in connection with the purchase or sale of securities or other investments for the Portfolio Segment, subject to: (a) the requirement that Underlying Manager seek to obtain best execution as set forth above; (b) the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law.  Subject to the requirements of applicable law and any procedures adopted by the Fund’s Board of Directors, Underlying Manager or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Portfolio or the Fund for such services in addition to Underlying Manager’s fees for services under this Agreement.

7.    Representations of Underlying Manager.  Underlying Manager is registered with the Securities and Exchange Commission under the Advisers Act.  Underlying Manager shall remain so registered throughout the term of this Agreement and shall notify Adviser and Sub-Adviser immediately if Underlying Manager ceases to be so registered as an investment adviser.  Underlying Manager: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, (e) will promptly notify Adviser and Sub-Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act, and (f) will notify Adviser and Sub-Adviser of any change in control of the Underlying Manager within a reasonable time prior to such change.

8.    Books and Records.  Underlying Manager will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Portfolio Segment’s investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act.  Underlying Manager agrees that all books and records which it maintains for the Portfolio or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser’s or the Fund’s request (provided, however, that Underlying Manager may retain copies of such records).  All such books and records shall be made available, within five business days of a written request, to the Fund’s accountants or auditors during regular business hours at Underlying Manager’s offices.  Adviser, Sub-Adviser and the Fund or their authorized representatives shall have the right to copy any records in the possession of Underlying Manager which pertain to the Portfolio or the Fund.  Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations.  In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund (provided, however, that Underlying Manager may retain copies of such records as required by law).

Underlying Manager agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities.  Underlying Manager may disclose the investment performance of the Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, the Portfolio or the Fund or the composition of the Portfolio Segment.  Underlying Manager may, however, disclose that Adviser, the Fund and the Portfolio are its clients; provided, however, that Underlying Manager will not advertise or market the relationship with Adviser or the Fund or issue press reliances regarding such relationship without the express written consent of Adviser.  Notwithstanding the foregoing, Underlying Manager may disclose (i) the investment performance of the Portfolio Segment to Fund officers and directors and other service providers of the Fund, and (ii) any investment performance that is public information to any person.

9.    Code of Ethics.  Underlying Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser and the Fund with a copy of such code.  Within 35 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer of Underlying Manager shall certify to Adviser or the Fund that Underlying Manager has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of Underlying Manager’s code of ethics or, if any violation has occurred that is material to the Fund, the nature of such violation and of the action taken in response to such violation.

10.    Limitation of Liability.  Neither Underlying Manager nor any of its partners, officers, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Underlying Manager of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or negligence on Underlying Manager’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

Underlying Manager agrees to indemnify and defend Adviser and Sub-Adviser and each of its officers, directors, employees and any person who controls Adviser or Sub-Adviser for any loss or expense (including reasonable attorneys’ fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund’s registration statement, any proxy statement, or any communication to current or prospective investors in the Portfolio, made by Underlying Manager and provided to Adviser, Sub-Adviser or the Fund by Underlying Manager.

11.    Term and Termination.  This Agreement shall become effective with respect to the Portfolio Segment on __________, 2008, and shall remain in full force until August 31, 2009, unless sooner terminated as hereinafter provided.  This Agreement shall continue in force from year to year thereafter with respect to the Portfolio, but only as long as such continuance is specifically approved at least annually in the manner required by the 1940 Act and the rules and regulations thereunder.

This Agreement shall terminate as follows:

(a)    This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without the payment of any penalty by Adviser, by Sub-Adviser or by Underlying Manager on sixty days written notice to the other parties.  This Agreement may also be terminated by the Fund by action of the Board of Directors or by a vote of a majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act) on sixty days written notice to Sub-Adviser and Underlying Manager by the Fund.

(b)    This Agreement may be terminated at any time without payment of any penalty by Adviser, Sub-Adviser, the Board of Directors or a vote of majority of the outstanding voting securities of the Portfolio in the event that Underlying Manager or any officer or director of Underlying Manager has taken any action which results in a material breach of the covenants of Underlying Manager under this Agreement.

(c)    This Agreement shall automatically terminate in the event the Investment Management Agreement between Adviser and the Fund with respect to the Portfolio is terminated, assigned or not renewed, or in the event the Investment Sub-Advisory Agreement between Adviser and Sub-Adviser with respect to the Portfolio is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of Underlying Manager to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.

12.    Notice.  Any notice under this Agreement by a party shall be in writing, addressed and delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate for the receipt of such notice.

13.    Fund Limitations on Liability.  The obligations of the Fund entered into in the name or on behalf thereof by any of its directors, representatives or agents are made not individually but only in such capacities and are not binding upon any of the directors, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to the Portfolio for the enforcement of any claims.

14.    Adviser/Sub-Adviser Responsibility.  Adviser or Sub-Adviser will provide Underlying Manager with copies of the Fund’s Articles of Incorporation, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Underlying Manager’s performance under this Agreement; provided, however, that no changes or modifications to the foregoing shall be binding on Underlying Manager until it is notified thereof.

15.    Arbitration of Disputes.  Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Santa Monica, California before a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect.  The parties agree that such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum.  Any arbitrator acting hereunder shall be empowered to assess no remedy other than payment of fees and out-of-pocket damages.  Each party shall bear its own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties.  Any decision and award of the arbitrators shall be binding upon the parties, and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.  If litigation is commenced to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs.

16.    Miscellaneous.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.  This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

17.    Applicable Law.  This Agreement shall be construed in accordance with applicable federal law and the laws of the state of California.

Adviser, Sub-Adviser and Underlying Manager have caused this Agreement to be executed as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED By: ______________________________ Title: ______________________________	MAXAM CAPITAL MANAGEMENT LLC By: ______________________________ Title: ______________________________
CHARTER FINANCIAL GROUP, INCORPORATED By: ______________________________ Title: ______________________________

EXHIBIT 1

FEE SCHEDULE

Adviser shall pay Underlying Manager, promptly after receipt by Sub-Adviser of its sub-advisory fee from the Adviser with respect to the Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of the Portfolio Segment, at the following annual rate:

________%

Underlying Manager’s fee shall be accrued daily at 1/365th of the annual rate set forth above.  For the purpose of accruing compensation, the net assets of the Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to the Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.  Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.